CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 32 to Registration Statement Nos. 2-87490 on Form N-1A of our report dated February 25, 2011, relating to the financial statements and financial highlights of PC&J Performance Fund appearing in the Annual Report on Form N-CSR of PC&J Performance Fund for the year ended December 31, 2010, and to the references to us under the headings "Financial Highlights" in the Prospectus, and "Independent Registered Public Accounting Firm" and "Disclosure of Portfolio Holdings" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Cincinnati, Ohio
April 29, 2011